EXHIBIT 99.1

First State Financial Corporation Announces Fourth-Quarter and Year-End 2005 Earnings

SARASOTA, Fla., Jan. 20, 2006 (PRIMEZONE) -- First State Financial Corporation (Nasdaq:FSTF), the holding company for First State Bank, today reported net income for the fourth quarter of 2005 of $1.2 million versus $634,000 for the same period of 2004, a 93% increase.

In December 2004 the company held its initial public offering, raising $26.9 million in new capital and issuing 2,446,625 shares. The issuance raised FSTF's weighted average common equivalent number of shares for the three months ended December 31, 2005, to 5,907,904. This resulted in diluted earnings per share for the quarter of 21 cents. Diluted earnings per share for the comparable period of 2004 was 16 cents based on weighted average common equivalent shares outstanding of 3,941,029.

For the year the company has earned $3.8 million in net income or 65 cents per share versus $2.1million or 59 cents per share at December 31, 2004.

The increase in net income for the fourth quarter of 2005 over the respective prior-year period resulted primarily from an increase in net interest income from $2.5 million to $4.0 million, or 58%. This growth is attributed to the 49% growth in total loans at December 31, 2005, versus December 31, 2004, as well as growth in other earning assets. This increase in income was partially offset by an increase in non-interest expense from $1.7 million to $2.5 million related to the growth of the company.

Total loans increased 49% to $339.5 million at December 31, 2005, compared to $227.9 million at December 31, 2004. Our loan quality continues to improve resulting in an allowance for loan losses of 1.00% of the loan portfolio at December 31, 2005, versus 1.20% for December 31, 2004. According to the corporation's president and CEO, Corey Coughlin, "The robust loan demand in our markets has allowed us to take a look at a large number of lending opportunities but only take advantage of the ones that meet our underwriting standards. More than anything else, this has resulted in meeting our growth goals while maintaining our extraordinary credit quality."

Total deposits increased 47% to $312.6 million at December 31, 2005, compared to $212.4 million at December 31, 2004.

Since December 31, 2004, First State's total assets have increased 36% to $372.7 million. According to Mr. Coughlin, "The development of our sales and service culture and a targeted calling effort has resulted in meeting our aggressive growth goals. As we continue to build on our success, we attract quality customers as well as quality staff within our primary market. Operating within two vibrant growth markets on Florida's west coast has provided us with the opportunity to deliver our professional and responsive work product to a huge audience."

During the fourth quarter the company declared and paid a dividend of 5 cents per share. The dividend was declared on November 21, 2005 for shareholders of record on December 15 and paid on December 30.

First State Bank is a wholly owned subsidiary of First State Financial Corporation, headquartered in Sarasota, Fla. First State Bank currently operates six offices, three in Sarasota County and three in Pinellas County.

Except for historical information contained herein, this news release contains comments or information that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements.

                     First State Financial Corporation
             Unaudited Summary Consolidated Statements of Income

 (in thousands, except for per share data)

                                For the three        For the year
                                 months ended            ended
                                   Dec. 31,             Dec. 31,
                                 2005      2004      2005       2004
                                 ----      ----      ----       ----
 Interest income               $ 6,268   $ 3,853   $20,781    $13,879
 Interest expense                2,296     1,342     7,268      4,902
 Net interest income             3,972     2,511    13,513      8,977
 Provision for loan loss           255       268       735        786
 Non-interest income               700       452     2,239      1,584
 Non-interest expense            2,481     1,733     8,891      6,463
 Income before income
  tax expense                    1,936       962     6,126      3,312
 Income tax expense                714       328     2,289      1,240
 Net income                    $ 1,222   $   634   $ 3,837    $ 2,072

 Basic earnings per share      $  0.21   $  0.17   $  0.65    $  0.60
 Diluted earnings per share    $  0.21   $  0.16   $  0.65    $  0.59

 Selected Financial Data (in thousands except for per share data)

                                                 For the year ended
                                                     Dec. 31,
                                           2005               2004
                                           ----               ----
 Average loans outstanding             $   273,508       $   196,968
 Average earning assets                $   302,372       $   221,230
 Return on assets                             1.21%             0.89%
 Return on average equity                     8.86%            14.55%
 Net interest margin                          4.47%             4.06%

 Weighted average diluted shares         5,890,702         3,490,168

                                        At Dec. 31,       At Dec. 31,
                                           2005              2004
                                        -----------       -----------
 Book Value                            $      7.59       $      7.20
 End of period shares outstanding        5,863,265         5,856,265

 Total earning assets                  $   356,645       $   262,307
 Total assets                          $   372,689       $   274,004

 Net loan (charge-offs)/recoveries           ($ 65)           ($ 335)
 Non-accrual loans                         $ 1,086             $ 803
 Non-accrual loans as a % of total loans      0.32%             0.35%

CONTACT: First State Financial Corporation
         Corey J. Coughlin, President & CEO
         941-929-9000
         ccoughlin@firststatefl.com